Exhibit 4.14

STAND-BY BANK ACCOUNT AGREEMENT

BMO Covered Bond Guarantor Limited Partnership

as Guarantor

and

BANK OF MONTREAL

as Cash Manager

and

ROYAL BANK OF CANADA

as Stand-By Account Bank and Stand-By GDA Provider

and

COMPUTERSHARE TRUST COMPANY OF CANADA

as Bond Trustee

SEPTEMBER 30, 2013

2

STAND-BY BANK ACCOUNT AGREEMENT

THIS STAND-BY BANK ACCOUNT AGREEMENT (this “Agreement”) is made on September 30, 2013.

BY AND AMONG:

(1)

BMO Covered Bond Guarantor Limited Partnership, a limited partnership established under the laws of the Province of Ontario, by its managing general partner, BMO Covered Bond GP, Inc. (hereinafter the “Guarantor”);

(2)	Bank of Montreal (the “Bank”), a bank named in Schedule I to the Bank Act (Canada), as Cash Manager (hereinafter the “Cash Manager”);

(3)

Royal Bank of Canada, a bank named in Schedule I to the Bank Act (Canada), acting through its Toronto Branch at Royal Bank Plaza, South Tower, 8th Floor, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5, as Stand-By Account Bank (the “Stand-By Account Bank”) and as Stand-By GDA Provider (the “Stand-By GDA Provider”); and

(4)	Computershare Trust Company of Canada, a trust company existing under the laws of Canada, acting in its capacity as Bond Trustee (hereinafter the “Bond Trustee”).

WHEREAS:

(A)

As part of the transactions contemplated in the Bank’s global registered covered bond program (the “Program”), the Cash Manager has agreed, pursuant to the cash management agreement dated September 30, 2013 (the “Cash Management Agreement”) by and among the Cash Manager, the Guarantor and the Bond Trustee to provide cash management services in connection with the activities of the Guarantor.

(B)

The Stand-By Account Bank has agreed following service of a Stand-By Account Bank Notice by the Guarantor (or the Cash Manager on its behalf) the Stand-By Account Bank will open and maintain the Stand-By Transaction Account and the Stand-By GDA Account as interest bearing accounts in the name of the Guarantor in accordance with the terms of this Agreement.

(C)

Following service of a Stand-By Account Bank Notice by the Guarantor (or the Cash Manager on its behalf) the Stand-By GDA Provider has agreed pursuant to the terms of the Stand-By GDA Agreement to pay interest on the funds standing to the credit of the Guarantor in the Stand-By GDA Account at specified rates determined in accordance with and pursuant to the terms of the Stand-By GDA Agreement.

NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1

The master definitions and construction agreement made between, inter alios, the parties to this Agreement on September 30, 2013 (as the same may be amended, restated and/or supplemented from time to time, the “Master Definitions and Construction Agreement”) is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Agreement (as so amended, restated and/or supplemented) shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the recitals hereto and this Agreement shall be construed in accordance with the interpretation provisions set out in Section 2 of that Master Definitions and Construction Agreement. For the purposes of this Agreement, this Agreement has the same meaning as Stand-By Bank Account Agreement in the Master Definitions and Construction Agreement.

2.	STAND-BY TRANSACTION ACCOUNT AND STAND-BY GDA ACCOUNT

2.1	Instructions from the Cash Manager

Following delivery of a Stand-By Account Bank Notice and opening of the Stand-By Transaction Account and Stand-By GDA Account in accordance with Section 3.1, the Stand-By Account Bank shall, subject to Sections 2.4 and 5.3, comply with any direction of the Guarantor (or the Cash Manager on its behalf) given on a Canadian Business Day to effect a payment by debiting any one of the Stand-By Transaction Account or the Stand-By GDA Account and any additional or replacement bank accounts opened in the name of the Guarantor from time to time with the prior written consent of the Bond Trustee, if such direction (i) is in writing, is given by telephone and confirmed in writing not later than close of business on the day on which such direction is given, or is given by the internet banking service provided by the Stand-By Account Bank, and (ii) complies with the Stand-By Transaction Account Mandate or the Stand-By GDA Account Mandate as appropriate (such direction shall constitute an irrevocable payment instruction).

2.2	Timing of Payment

The Stand-By Account Bank agrees that if directed pursuant to Section 2.1 to make any payment then, subject to Sections 2.4 and 5.3 below, it will effect the payment specified in such direction not later than the day specified for payment therein and for value on the day specified therein provided that, if any direction specifying that payment be made on the same day as the direction is given is received later than 12:00 p.m. (Eastern Standard Time) on any Canadian Business Day, the Stand-By Account Bank shall make such payment at the commencement of business on the following Canadian Business Day for value that day.

2.3	Stand-By Account Bank Charges

The charges of the Stand-By Account Bank for the operation of each of the Guarantor Accounts maintained with the Stand-By Account Bank shall be debited to the Stand-By GDA Account only on each Guarantor Payment Date, and the Guarantor by its execution hereof irrevocably agrees that this shall be done. The charges shall be payable in accordance with the relevant Priorities of Payments at the same rates and for the same items as are generally applicable to the business customers of the Stand-By Account Bank provided that, subject to Section 7.4, if there are insufficient funds standing to the credit of the Stand-By GDA Account to pay such charges after payment by or on behalf of the Guarantor of any higher ranking obligations in the Priorities of Payment the Stand-By Account Bank shall not be relieved of its obligations in respect of any of the Guarantor Accounts. For greater certainty (i) charges that may be made by the Stand-By Account Bank hereunder may include any and all fees and service charges relating to the Guarantor Accounts and chargebacks for any cheques, drafts and other payments items dishonoured or otherwise returned to the Stand-By Account Bank in respect of the Guarantor Accounts, and (ii) payments to the Stand-By Account Bank rank pro rata and pari passu with payments to the Cover Pool Monitor, among others in the Priorities of Payments.

2.4	No Negative Balance

Notwithstanding the provisions of Section 2.1, amounts shall only be withdrawn from any Guarantor Account to the extent that such withdrawal does not cause the relevant Guarantor Account to have a negative balance.

3.	OPENING OF ACCOUNTS AND MANDATES

3.1	Opening of Stand-By Transaction Account and Stand-By GDA Account, Signing and Delivery of Mandates

(a)

Upon delivery by the Guarantor (or the Cash Manager on its behalf) or the Bond Trustee to the Stand-By Account Bank of a Stand-By Account Bank Notice, the Guarantor (or the Cash Manager on its behalf) or the Bond Trustee shall procure that the Guarantor (or the Cash Manager on its behalf) shall include with such Stand-By Account Bank Notice a completed Stand-By GDA Account Mandate and Stand-By Transaction Account Mandate in the form attached hereto as Schedule 1 or such other form as the Stand-By Account Bank may from time to time deliver to the Guarantor (or the Cash Manager on its behalf) prior to delivery of a Stand-By Account Bank Notice, provided such additional form is acceptable to the Guarantor (or the Cash Manager on its behalf), acting reasonably.

(b)

Promptly upon receipt by the Stand-By Account Bank of a Stand-By Bank Account Notice from the Guarantor (or the Cash Manager on its behalf) or the Bond Trustee together with the completed Stand-By GDA Account Mandate and Stand-By Transaction Account Mandate, the Stand-By Account Bank shall confirm receipt of same and that such mandates are operative to the Guarantor, the Cash Manager and the Bond Trustee and shall open and hold the Stand-By Transaction Account and the Stand-By GDA Account for the Guarantor in accordance with the terms of this Agreement.

(c)

For greater certainty, the Stand-By Account Bank acknowledges that such mandates and any other mandates delivered from time to time pursuant to the terms hereof shall be subject to the terms of the Security Agreement, this Agreement and the Stand-By GDA Agreement and to the extent of any inconsistency between the terms of such agreements and such mandates, the terms of such agreements shall govern.

3.2	Amendment or Revocation

The Stand-By Account Bank agrees that it shall notify the Bond Trustee as soon as is reasonably practicable and in accordance with Section 12 if it receives any amendment to or revocation of the Stand-By GDA Mandate or the Stand-By Transaction Account Mandate relating to the Guarantor Accounts (other than a change of Authorized Signatory, which may be made from time to time by the Guarantor (or the Cash Manager on its behalf)) and shall require the prior written consent of the Bond Trustee to any such amendment or revocation (other than a change of Authorized Signatory, which may be made from time to time by the Guarantor (or the Cash Manager on its behalf)) but, unless such Mandate is revoked, the Stand-By Account Bank may continue to comply with such Mandate (as it may from time to time be amended in accordance with the provisions of this Section 3.2) unless it receives notice in writing from the Bond Trustee to the effect that a Guarantor Acceleration Notice has been served on the Guarantor and shall, thereafter, act solely on the instructions of the Bond Trustee or such person as the Bond Trustee may designate and in accordance with the terms of those instructions as provided in Section 5.3 of this Agreement.

4.	ACKNOWLEDGEMENT BY THE STAND-BY ACCOUNT BANK

4.1	Restriction on Stand-By Account Bank’s Rights

Notwithstanding anything to the contrary in the Mandates or this Agreement, the Stand-By Account Bank hereby:

(a)

agrees that, in its capacity as Stand-By Account Bank, it will not exercise any lien or, to the extent permitted by law, any set-off or transfer any sum standing to the credit of or to be credited to any of the Guarantor Accounts in or towards satisfaction of any liabilities owing to it by any person (including, without limitation, any liabilities owing to it by the Guarantor or the Bond Trustee);

(b)

in addition to and without prejudice to any rights and obligations it may have at any time as a Secured Creditor, agrees that it will not take, and shall not take, any steps whatsoever to recover any amount due or owing to it pursuant to this Agreement or any other debts owing to it by the Guarantor that could result in any Insolvency Proceeding in relation to the Guarantor, or any general partners of the Guarantor, in respect of any of the liabilities of the Guarantor whatsoever;

(c)

agrees that it will promptly notify the Guarantor, the Bond Trustee and the Cash Manager if compliance with any instruction would cause the relevant Guarantor Account(s) to which such instruction relates to have a negative balance; and

(d)

acknowledges that the Guarantor has, pursuant to the Security Agreement, inter alia, assigned by way of security all its rights, title, interest and benefit, present and future, in and to, all sums from time to time standing to the credit of the Guarantor Accounts and all of its rights under this Agreement to the Bond Trustee (for itself and on behalf of the Secured Creditors).

4.2	Monthly Statement

Unless and until directed otherwise by the Bond Trustee, the Stand-By Account Bank shall and is hereby authorized to provide each of the Cash Manager, the Guarantor and the Bond Trustee with a written statement in respect of each Guarantor Account on a monthly basis and also as soon as reasonably practicable after receipt of a request for a statement.

5.	INDEMNITY AND GUARANTOR ACCELERATION NOTICE

5.1	Stand-By Account Bank to Comply with Cash Manager’s Instructions

Unless otherwise directed in writing by the Bond Trustee pursuant to Section 5.3, in making any transfer or payment from any Guarantor Account in accordance with this Agreement, the Stand-By Account Bank shall be entitled to act, without further inquiry, as directed by the Cash

Manager pursuant to Sections 2.1 and 2.2 and to rely as to the amount of any such transfer or payment on the Cash Manager’s instructions in accordance with the relevant Mandate, and the Stand-By Account Bank shall have no liability hereunder to the Cash Manager, the Guarantor or the Bond Trustee for having acted on such instructions except in the case of its wilful default, fraud or negligence.

5.2	Guarantor’s Indemnity

Subject to the prior ranking obligations set out in the Priorities of Payments, the Stand-By Account Bank and the Stand-By GDA Provider shall each be indemnified to the extent of funds then standing to the credit of the Guarantor Accounts against any loss, cost, damage, charge or expense incurred by the Stand-By Account Bank or the Stand-By GDA Provider in complying with any instruction delivered pursuant to and in accordance with this Agreement or the Stand-By Guaranteed Deposit Account Contract, respectively, save that this indemnity shall not extend to (i) the charges of the Stand-By Account Bank or the Stand-By GDA Provider (if any) for the operation of such accounts other than as provided in Section 2.3 of this Agreement; and (ii) any loss, cost, damage, charge or expense arising from any breach by the Stand-By Account Bank of its obligations under this Agreement or any material breach by the Stand-By GDA Provider of its obligations under the Stand-By Guaranteed Deposit Account Contract, and if necessary, as determined by a court of competent jurisdiction in a final non-appealable decision. For greater certainty, payments to the Stand-By Account Bank and the Stand-By GDA Provider rank pro rata and pari passu with each other and with payments to the Cover Pool Monitor, among others in the relevant Priorities of Payments. The Guarantor will not amend the Priorities of Payments if such amendment negatively affects any payments (including the priority thereof) to the Stand-By Account Bank or the Stand-By GDA Provider without the consent of the Stand-By Account Bank or the Stand-By GDA Provider, as the case may be.

5.3	Consequences of a Guarantor Acceleration Notice

The Stand-By Account Bank acknowledges that, if it receives notice in writing from the Bond Trustee to the effect that the Bond Trustee has served a Guarantor Acceleration Notice on the Guarantor all right, authority and power of the Cash Manager in respect of the each of the Guarantor Accounts shall be terminated and be of no further effect and the Stand-By Account Bank agrees that it shall, upon receipt of such notice from the Bond Trustee, comply with the directions of the Bond Trustee in relation to the operation of each of the Guarantor Accounts. Following receipt of such notice, the Stand-By Account Bank shall be entitled to act, without further inquiry, on any direction received by the Bond Trustee or any successor cash manager appointed by the Bond Trustee (subject to such successor cash manager having entered into an agreement with it on substantially the same terms as this Agreement) pursuant to this Sections 5.3 and to rely as to the amount of any such transfer or payment on the Bond Trustee’s instructions in accordance with the relevant Mandate, and the Stand-By Account Bank shall have no liability hereunder to the Cash Manager, the Guarantor or the Bond Trustee for having acted on such instructions.

6.	CHANGE OF BOND TRUSTEE OR STAND-BY ACCOUNT BANK

6.1	Change of Bond Trustee

(a)	If there is any change in the identity of the Bond Trustee in accordance with the Security Agreement, the Stand-By Account Bank, the Cash Manager and the Guarantor shall execute such documents and take such action as the successor Bond Trustee and the outgoing Bond Trustee may reasonably require for the purpose of vesting in the successor Bond Trustee the rights and obligations of the outgoing Bond Trustee under this Agreement and releasing the outgoing Bond Trustee from its future obligations under this Agreement.

(b)

It is hereby acknowledged and agreed that by its execution of this Agreement, the Bond Trustee shall not assume or have any obligations or liabilities to the Stand-By Account Bank, the Cash Manager or the Guarantor under this Agreement notwithstanding any provision herein and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement and agreeing to amendments to this Agreement pursuant to Section 17. For the avoidance of doubt, the parties to this Agreement acknowledge that the rights and powers of the Bond Trustee are governed by the Security Agreement. Any liberty or right which may be exercised or determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee’s absolute discretion without any obligation to give reasons therefor and the Bond Trustee shall not be responsible for any liability occasioned by so acting but subject always to the provisions of Section 11.1 (Liability) of the Security Agreement.

6.2	Change of Stand-By Account Bank

If the identity of the Stand-By Account Bank changes, the Cash Manager, the Guarantor and the Bond Trustee shall execute such documents and take such actions as the new Stand-By Account Bank and the outgoing Stand-By Account Bank and the Bond Trustee may require for the purpose of vesting in the new Stand-By Account Bank the rights and obligations of the outgoing Stand-By Account Bank and releasing the outgoing Stand-By Account Bank from its future obligations under this Agreement.

7.	TERMINATION

7.1	Termination Events

The Guarantor (or the Cash Manager on its behalf):

(a)

may (with the prior written consent of the Bond Trustee, which consent shall not be withheld unless the Bond Trustee determines that the termination of this Agreement would be materially prejudicial to the interests of the holders of the Covered Bonds) terminate this Agreement in the event that the matters specified in paragraph (i), (vi) or (vii) below occur;

(b)

shall (with the prior written consent of the Bond Trustee, which consent shall not be withheld unless the Bond Trustee determines that the termination of this Agreement would be materially prejudicial to the interests of the holders of the Covered Bonds), and the Bond Trustee may in such circumstances, terminate this Agreement in the event that any of the matters specified in paragraphs (iii) to (v) (inclusive) below occur; and

(c)	in the event that any of the matters specified in paragraph (ii) below occur, will take the actions described in Section 7.6 and the Guarantor will terminate this Agreement,

in each case by serving a written notice of termination on the Stand-By Account Bank in accordance with Section 12 (Notices) (such termination to be effective three Canadian Business Days following service of such notice and, in the case of (c), no later than five Canadian Business Days following the occurrence of any of the matters specified therein) which will direct the Stand-By Account Bank to transfer all funds held in the Guarantor Accounts to replacement accounts under the terms of a new bank account agreement (the “New Stand-By Bank Account Agreement”) and a new guaranteed deposit account contract (the “New Stand-By GDA Agreement”) to be entered into by the parties hereto (excluding the Stand-By Account Bank) substantially on the same terms as this Agreement and the Stand-By GDA Agreement, respectively, in any of the following circumstances:

(i)

if a deduction or withholding for or on account of any taxes is imposed, or it appears likely that such a deduction or withholding will be imposed, in respect of the interest payable on any Guarantor Account;

(ii)

if one or more Rating Agencies downgrades the rating of the unsecured, unsubordinated and unguaranteed debt obligation of the Stand-By Account Bank or the Stand-By Account Bank’s issuer default rating, as applicable, below the Stand-By Account Bank Required Ratings. The term “Stand-By Account Bank Required Ratings” means the threshold ratings of: (A) P-1 with respect to the short-term, unsecured, unsubordinated and unguaranteed debt obligation of the Stand-By Account Bank by Moody’s, (B) F1 with respect to the short-term issuer default rating of the Stand-By Account Bank by Fitch, (C) A with respect to the long-term issuer default rating of the Stand-By Account Bank by Fitch, (D) either (i) R-1(middle) with respect to the short-term, unsecured, unsubordinated and unguaranteed debt obligation of the Stand-By Account Bank by DBRS, or (ii) AA(low) with respect to the long-term, unsecured, unsubordinated and unguaranteed debt obligation of the Stand-By Account Bank by DBRS;

(iii)

if the Stand-By Account Bank, otherwise than for the purposes of such amalgamation, merger or reorganization as is referred to in paragraph (iv) below, ceases or, through an authorized action of the board of directors of the Stand-By Account Bank, threatens to cease to carry on all or substantially all of its business or the Stand-By Account Bank;

(iv)

if an order is made or an effective resolution is passed for the winding-up of the Stand-By Account Bank except a winding-up for the purposes of or pursuant to a solvent amalgamation, merger or reorganization the terms of which have previously been approved in writing by the Guarantor and the Bond Trustee (such approval not to be unreasonably withheld or delayed);

(v)	an Insolvency Proceeding occurs with respect to the Stand-By Account Bank; or

(vi)

default is made by the Stand-By Account Bank in the performance or observance of any of its covenants and obligations, or a breach by the Stand-By Account Bank is made of any of its representations and warranties, respectively, under Sections 8.1(d), 8.1(e), 8.1(f), 8.1(g), 8.1(h) or 8.1(i); or

(vii)

if the Stand-By Account Bank materially breaches its other obligations under this Agreement or the Stand-By Guaranteed Deposit Account Contract, provided that Rating Agency Condition has been satisfied with respect to the termination of this Agreement following such breach.

7.2	Notification of Termination Event

Each of the Guarantor and the Stand-By Account Bank undertakes and agrees to notify the Bond Trustee in accordance with Section 12 (copied to the Rating Agencies) promptly upon becoming aware thereof of any event which would or could entitle the Bond Trustee to serve a notice of termination pursuant to Section 7.1.

7.3	Automatic Termination

(a)

This Agreement shall automatically terminate (if not terminated earlier pursuant to this Section 7) on the date falling 90 days after the termination of the Guarantor Agreement and a notice thereof to the parties to this Agreement, provided all amounts payable under Section 2.3 and Section 5.2 have been paid in accordance with the terms of this Agreement.

(b)

This Agreement shall automatically terminate (if not terminated earlier pursuant to this Section 7) upon the termination of the Stand-By Guaranteed Deposit Account Contract pursuant to Article 5 therein.

7.4	Termination by Stand-By Account Bank

The Stand-By Account Bank may terminate this Agreement and cease to operate the Guarantor Accounts at any time on giving not less than three months’ prior written notice thereof ending on any Canadian Business Day which does not fall on a Guarantor Payment Date or less than 10 Canadian Business Days before a Guarantor Payment Date to each of the other parties hereto (copied to the Rating Agencies) provided that such termination shall not take effect (i) until a replacement Stand-By Account Bank with ratings by the Rating Agencies equal to or greater than each of the Stand-By Account Bank Required Ratings has entered into an agreement in form and substance similar to this Agreement; and (ii) the Rating Agency Condition has been satisfied in respect thereof. For greater certainty, the Stand-By Account Bank shall not be responsible for any costs or expenses occasioned by such termination and cessation. In the event of such termination and cessation the Stand-By Account Bank shall assist the other parties hereto to effect an orderly transition of the banking arrangements documented hereby.

7.5	Notice of Termination/Resignation to CMHC

Upon any termination or resignation of the Stand-By Account Bank hereunder, the Guarantor shall provide notice to CMHC of such termination or resignation and of the Stand-By Account Bank’s replacement contemporaneously with the earlier of (i) notice of such termination or resignation and replacement to a Rating Agency, (ii) notice of such termination or resignation and replacement being provided to or otherwise made available to Covered Bondholders, and (iii) five (5) Canadian Business Days following such termination or resignation and replacement (unless the replacement Stand-By Account Bank has yet to be identified at that time, in which case notice of the replacement Stand-By Account Bank may be provided no later than ten (10) Canadian Business Days thereafter). Any such notice shall include (if known) the reasons for the termination or resignation of the Stand-By Account Bank, all information relating to the replacement Stand-By Account Bank required by the CMHC Guide and the new agreement or revised and amended copy of this Agreement to be entered into with the replacement Stand-By Account Bank.

7.6	Replacement of Stand-By Account Bank Under Certain Circumstances

If one or more Rating Agencies downgrades the rating of the unsecured, unsubordinated and unguaranteed debt obligations of the Stand-By Account Bank or the Stand-By Account Bank’s issuer default rating, as applicable, below the Stand-By Account Bank Required Rating, no later than five (5) Canadian Business Days following such occurrence, the Guarantor (or the Cash Manager on its behalf) will do the following:

(a) engage a replacement Stand-By Account Bank with ratings by the Rating Agencies equal to or greater than each of the Stand-By Account Bank Required Ratings and enter into the New Stand-By Bank Account Agreement and the New Stand-By GDA Agreement; and

(b) direct the Stand-By Account Bank to transfer all funds held in the Guarantor Accounts to replacement accounts under the terms of the New Stand-By Bank Account Agreement and the New Stand-By GDA Agreement (it being understood that all such funds must be transferred within the five (5) Canadian Business Day period to such replacement accounts.

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1	Stand-By Account Bank Representations, Warranties and Covenants

The Stand-By Account Bank represents and warrants to, and covenants with, each of the Guarantor and the Bond Trustee at the date hereof, on each date on which an amount is credited to any Guarantor Account held with the Stand-By Account Bank and on each Guarantor Payment Date, that:

(a)

it is a Schedule I Bank existing under the laws of Canada and duly qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to qualify would not materially adversely affect its ability to perform its duties and obligations hereunder ;

(b)

the execution, delivery and performance by the Stand-By Account Bank of this Agreement (i) are within the Stand-By Account Bank’s corporate powers, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene or result in a default under or conflict with (1) the charter or by-laws of the Stand-By Account Bank, (2) any law, rule or regulation applicable to the Stand-By Account Bank, or (3) any order, writ, judgment, award, injunction, decree or contractual obligation binding on or affecting the Stand-By Account Bank or its property;

(c)	it is not a Non-Resident;

(d)

it possesses the necessary experience, qualifications, facilities and other resources to perform its responsibilities in relation to its duties and obligations hereunder and the other Transaction Documents to which it is a party;

(e)	it will comply with the provisions of, and perform its obligations under, this Agreement and the other Transaction Documents to which it is a party and the CMHC Guide;

(f)	it is in regulatory good standing and in material compliance with and under all Laws applicable to its duties and obligations hereunder and the other Transaction Documents to which it is a party;

(g)

it is in material compliance with its internal policies and procedures (including risk management policies) relevant to its duties and obligations hereunder and the other Transaction Documents to which it is a party;

(h)	it will exercise reasonable skill and care in the performance of its obligations hereunder and the other Transaction Documents to which it is a party;

(i)

it will comply with the CMHC Guide and all material legal and regulatory requirements applicable to the conduct of its business so that it can lawfully attend to the performance of its obligations hereunder and the other Transaction Documents to which it is a party; and

(j)

the unsecured, unsubordinated and unguaranteed debt obligations or the issuer default rating, as applicable, of the Stand-By Account Bank rated by each of the Rating Agencies are at or above the Stand-By Account Bank Required Ratings.

8.2	Notification and Survival

The Stand-By Account Bank undertakes to notify the Guarantor and the Bond Trustee immediately if, at any time during the term of this Agreement, any of the statements contained Section 8.1 ceases to be true. The representations, warranties and covenants set out in Section 8.1 shall survive the signing and delivery of this Agreement.

9.	NON-PETITION

Each of the parties (other than the Bond Trustee) hereto agrees that it shall not institute or join any other Person or entity in instituting against, or with respect to, the Guarantor, or any general partner of the Guarantor, any bankruptcy or insolvency event so long as any Covered Bonds shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any Covered Bonds shall have been outstanding. The foregoing provision shall survive the termination of this Agreement by any of the parties hereto.

10.	FURTHER ASSURANCE

The parties hereto agree that they will co-operate fully to do all such further acts and things and execute any further documents as may be necessary or reasonably desirable to give full effect to the arrangements contemplated by this Agreement.

11.	CONFIDENTIALITY

None of the parties hereto shall during the term of this Agreement or after its termination disclose to any person whatsoever (except as provided herein, in accordance with the CMHC Guide, the Covered Bond Legislative Framework or in any of the Transaction Documents to which it is a party or with the authority of the other parties hereto or so far as may be necessary for the proper performance of its obligations hereunder or unless required by law or any applicable stock exchange requirement or any governmental, regulatory or other taxation authority or ordered to do so by a court of competent jurisdiction) any information relating to the business, finances or other matters of a confidential nature of any other party hereto of which it may in the course of its duties hereunder have become possessed and each of the parties hereto shall use all reasonable endeavours to prevent any such disclosure.

12.	NOTICES

Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by prepaid first class mail to the registered office of such person set forth above unless an alternative address is provided below, in which case delivery shall be to the address provided below, or by facsimile transmission to facsimile number set forth below, as applicable:

(a)	in the case of the Cash Manager to:

Bank of Montreal 18th Floor, First Canadian Place

100 King Street West

Toronto, Ontario M5X 1A1

Attention: Senior Manager, Securitization Finance and Operations

Facsimile number: (416) 867-4166

(b)	in the case of the Guarantor to:

BMO Covered Bond Guarantor Limited Partnership

c/o Bank of Montreal

18th Floor, First Canadian Place

100 King Street West

Toronto, Ontario M5X 1A1

Attention: Senior Manager, Securitization Finance and Operations

Facsimile number: (416) 867-4166

(c)	in the case of the Stand-By GDA Provider or the Stand-By Account Bank, to:

Royal Bank of Canada

Royal Bank of Canada

RBC Centre, 14th Floor

155 Wellington Street West

Toronto, Ontario

M5V 3K7

Attention: Senior Manager, Securitization

Facsimile number: (416) 974-6056

(d)	in the case of the Bond Trustee to:

Computershare Trust Company of Canada

100 University Avenue, 11th Floor

Toronto, Ontario

Canada M5J 2Y1

Attention: Manager, Corporate Trust

Facsimile number: (416) 981-9777

Any such communication will be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Canadian Business Day and such delivery was made prior to 4:00 p.m. (Toronto time) and otherwise on the next Canadian Business Day, (ii) in the case of first class post, when it would be received in the ordinary course of the post, or (ii) if transmitted by electronic or facsimile transmission on the Canadian Business Day following the date of transmission provided the transmitter receives a confirmation of successful transmission. Any party may change its address for notice, or facsimile contact information for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address, or facsimile contact information, as applicable.

13.	INTEREST

13.1

In respect of each period from (and including) the first day of each month (or, in respect of the first such period, the first applicable day) to (but excluding) the last day of each month, the Stand-By Account Bank shall pay, on the 10th Canadian Business Day after month end, interest in arrears on any cleared credit balances on the Stand-By Transaction Account and any other accounts opened by the Guarantor with the Stand-By Account Bank other than the Stand-By GDA Account at the same rates as are generally applicable to accounts of the same type held by business customers of the Stand-By Account Bank.

13.2	Notwithstanding Section 13.1 above, interest shall be paid on the Stand-By GDA Account in accordance with the terms of the Stand-By Guaranteed Deposit Account Contract.

14.	PAYMENTS AND WITHHOLDING

The parties agree that payments required to be made hereunder shall be made in accordance with Section 2 and that all payments by the Stand-By Account Bank under this Agreement shall be made in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise whatsoever) unless the deduction or withholding is required by law, in which event the Stand-By Account Bank shall:

(a)	ensure that the deduction or withholding does not exceed the minimum amount legally required;

(b)	pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding;

(c)	furnish to the Guarantor or the Bond Trustee (as the case may be) within the period for payment permitted by the relevant law, either:

(i)	an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld; or

(ii)

if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; and

(d)

account to the Guarantor in full by credit to the Stand-By GDA Account for an amount equal to the amount of any rebate, repayment or reimbursement of any deduction or withholding which the Stand-By Account Bank has made pursuant to this Section 14 and which is subsequently received by the Stand-By Account Bank.

15.	ENTIRE AGREEMENT

This Agreement, the schedules hereto, the Cash Management Agreement and the Stand-By Guaranteed Deposit Account Contract together constitute the entire agreement and understanding between the parties in relation to the subject matter hereof and cancel and replace any other agreement or understanding in relation thereto.

16.	ASSIGNMENT

(a)

Subject as provided in or contemplated by Sections 4.1(d), 6.2 and 7.4 herein, no party hereto (other than the Bond Trustee) may assign or transfer any of its rights or obligations hereunder, and the Stand-By Account Bank may not act through any other branch other than the branch specified in the preamble hereto, without the prior written consent of the other parties hereto and Rating Agency Condition having been satisfied by the Guarantor (or the Cash Manager on its behalf) in respect of any such assignment or transfer. If any party assigns any of its obligations under this Agreement as permitted by this Agreement, such party will provide at least 10 Canadian Business Days’ prior written notice of such assignment to DBRS.

(b)

Notwithstanding the provisions of paragraph (a) above, the parties hereto acknowledge that the Guarantor may assign all its rights, title and interest in this Agreement to the Bond Trustee, for the benefit of the Secured Creditors, in accordance with and pursuant to the terms of the Security Agreement and confirm that the Rating Agency Condition shall not be required to be satisfied in respect thereof.

17.	AMENDMENTS, VARIATION AND WAIVER

(a)

Subject to the terms of the Security Agreement, any amendments to this Agreement will be made only with the prior written consent of each party to this Agreement. No waiver of this Agreement shall be effective unless it is in writing and signed by (or by some person duly authorized by) each of the parties. No single or partial exercise of, or failure or delay in exercising, any right under this Agreement shall constitute a waiver or preclude any other or further exercise of that or any other right.

(b)

Each proposed amendment, variation or waiver of rights under this Agreement that is considered by the Guarantor to be a material amendment, variation or waiver, shall be subject to satisfaction of the Rating Agency Condition. For certainty, any amendment to (i) a Ratings Trigger provided for in this Agreement that lowers the ratings specified therein, or (ii) the consequences of breaching a Ratings Trigger provided for in this Agreement that makes such consequences less onerous, shall be deemed to be a material amendment. The Guarantor shall deliver notice to the Rating Agencies from time to time of any amendment, variations or waivers in respect of which satisfaction of the Rating Agency Condition is not required, provided that failure to deliver such notice shall not constitute a breach of the obligations of the Guarantor under this Agreement.

(c)

The Guarantor (or the Cash Manager on its behalf) will deliver notice to CMHC from time to time of any amendment, restatement or waiver with respect to which notice to CMHC is required by the CMHC Guide, provided that failure to deliver such notice will not constitute a breach of the obligations of the Guarantor under this Agreement.

18.	SCOPE OF DUTY

The Stand-By Account Bank undertakes to perform only such duties as are expressly set forth in this Agreement and to deal with the Guarantor Accounts with the degree of skill and care that the Stand-By Account Bank accords to all accounts and funds maintained and held by it on behalf of its customers. Notwithstanding any other provision of this Agreement, the parties agree that the Stand-By Account Bank shall not be liable for any action taken by it or any of its directors, officers or employees in accordance with this Agreement except for its or their own gross negligence or willful misconduct. In no event shall the Stand-By Account Bank be liable for (i) losses or delays resulting from force majeure, computer malfunctions, interruption of communication facilities or other causes beyond the Stand-By Account Bank’s control or for indirect or consequential damages, or (ii) any loss due to any altered, forged, fraudulent or unauthorized financial instruments.

19.	WAIVER OF FORMALITIES

The Guarantor hereby waives in favour of the Stand-By Account Bank certain statutory or other customary formalities of the Bills of Exchange Act (Canada) which include, for greater certainty, formalities relating specifically to presentment, protest, noting and notice, with respect to all Financial Instruments prepared, signed or endorsed and delivered to the Stand-By Account Bank hereunder; and the Stand-By Account Bank shall no, in any circumstances, be liable for failure or omission to carry out any such formalities in connection with any Financial Instrument.

20.	LIMITATION OF LIABILITY

BMO Covered Bond Guarantor Limited Partnership is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is, except as expressly required by law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.

21.	COUNTERPARTS

This Agreement may be signed (manually, electronically or by facsimile) and delivered in one or more counterparty, all of which, taken together, shall constitute one and the same document.

22.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to conflict of law principles. Each of the parties hereto irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of Ontario.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first before written.

BANK OF MONTREAL, as Cash Manager

Per:	/s/ Cathy Cranston
Name: Cathy Cranston
Title: Senior Vice President, Finance &
Treasurer

COMPUTERSHARE TRUST COMPANY OF CANADA, as Bond Trustee

Per:	/s/ Sean Pigott
Name: Sean Pigott
Title: Corporate Trust Officer

Per:	/s/ Stanley Kwan
Name: Stanley Kwan
Title: Associate Trust Officer

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, BMO COVERED BOND GP, INC.

Per:	/s/ Chris Hughes
Name: Chris Hughes
Title: President and Secretary

ROYAL BANK OF CANADA, as Stand-by Account Bank and Stand-by GDA Provider

Per:	/s/ David Power
Name: David Power
Title: Vice-President, Market Strategy &
Execution

Per:	/s/ Saqib Nazir
Name: Saqib Nazir
Title: Vice President Risk Measurement and
Funds Transfer Pricing Analytics

Stand-By Bank Account Agreement

SCHEDULE 1

FORM OF MANDATE

In the form attached

Stand-By Bank Account Agreement